--------------------------------------------------------------------------------
        SEPTEMBER 30, 2000
--------------------------------------------------------------------------------


                  H&Q IPO & Emerging
                    Company Fund

                    ANNUAL REPORT




                    [CHASE LOGO:
                    THE RIGHT RELATIONSHIP IS EVERYTHING.-Registered Trademark-]

                                                                   H&QIPO-2-1100

-------------------------------------------------------------------------------
  Contents
-------------------------------------------------------------------------------
    President's Letter                                                     1
-------------------------------------------------------------------------------
    H&Q IPO & Emerging Company Fund
      Fund Commentary                                                      2
-------------------------------------------------------------------------------
    Portfolio of Investments                                               5
-------------------------------------------------------------------------------
    Fund Financial Statements                                              9
-------------------------------------------------------------------------------



Highlights

- Attention shifted away from the IPO market towards the end of the period due to investor nervousness.

- Technology companies moved out of the spotlight resulting from disappointing financials and analysts lowering earnings and sales estimates.

- While up 25.0% for the reporting period, the Fund was volatile, falling 9.0% during the month of September.



       ---------------------------------------------------------------
           NOT FDIC INSURED   May lose value / No bank guarantee
       ---------------------------------------------------------------

       H&Q IPO & Emerging Company Fund (the "Fund") is distributed by
                        Chase Securities Inc. ("CSI").
       CSI or its affiliates may act as an underwriter, market maker or broker for, or maintain an investment in, the securities held by the Fund.

-------------------------------------------------------------------------------
    H&Q IPO & EMERGING COMPANY FUND
-------------------------------------------------------------------------------

Letter to Shareholders

                                                                November 1, 2000

Dear Shareholder:

I am pleased to present the first annual report for the H&Q IPO & Emerging Company Fund. This report, which covers the period from the Fund's inception on October 29, 1999 through September 30, 2000, provides information to assist you in understanding how the Fund performed and the strategies your Fund manager pursued during the period within the context of the overall market.

A Reversal of Sentiment

One year ago, the market generally believed that investors could not err with Internet, networking or optical stocks. The attitude of today's investor appears to be the antithesis of the confidence and sheer conviction of that earlier period in time. October, long known to be a bearish month, rang true as investors sold their technology positions, spooked by a multitude of events. Conflict in the Middle East, continuing macroeconomic news indicating expectations of an inflationary economy, and announcements of financial deterioration by technology industry leaders added to the wave that pulled investor interest away from the New Economy. Numerous dot-com companies are in a financial slowdown, as business based on net advertising, for example, are far from sustaining profitability. Wall Street once paid up for conceptual, novel business models, but now demands fiscal responsibility and a track record.

The IPO Market in Perspective

What has transpired over the past year was a love-hate relationship with the New Economy, which has turned the playing field into a competitive one, utilizing technology as a weapon. Advancing technology with higher-yielding products or services should produce profitable growing businesses. Furthermore, earnings growth should generate capital appreciation. The Fund was created to find such companies, and to participate with them from their IPO.

All of us at Chase thank you for your investment and look forward to helping you reach your financial goals for many years to come.

Sincerely yours,

/s/ Sarah E. Jones

Sarah E. Jones
President, Chase Mutual Funds Corp.

-------------------------------------------------------------------------------
    H&Q IPO & EMERGING COMPANY FUND
    As of September 30, 2000 (Unaudited)
-------------------------------------------------------------------------------

How the Fund Performed

H&Q IPO & Emerging Company Fund had a total return of 25.12% (Class A shares, without load) from its inception on October 29, 1999, to the end of the annual reporting period on September 30, 2000. This compares to the 35.38% return from the Nasdaq 100, an unmanaged index of the largest Nasdaq stocks, and the 22.89% return for the Russell 2000 Index of smaller company stocks.

How the Fund Was Managed

During the period, the Fund endured a tumultuous roller-coaster ride of highs and lows. Towards the end of the period, investors fled the market, with technology sell-offs leading the way. The unfavorable sentiment for tech stocks was fueled by a number of forces, including announcements of unsustainable sales or earnings growth targets by industry leaders, such as Lucent and Dell. Further, Wall Street analysts have been guiding down earnings and sales estimates for the hottest industries, including telecom and data communications. Consequently, the Fund's hefty exposure there limited performance. Stocks such as Paradyne Networks and ViaNet.Works Inc. lost ground. Conversely, Nvidia Corp. and Extreme Networks, Inc. were winners.

Despite the volatile market, management was still able to identify and invest in attractive offerings believed to possess strong growth potential. In the meantime, as the market continues its bumpy ride, the Fund will maintain its strategy of positioning the portfolio with companies that are executing their business plans, growing revenues and profits, as well as establishing themselves as industry leaders or creators. Equally important are analyst ratings and underwriters, which are critical factors to consider when investing in IPOs, as well as quantitative factors such as the IPO pipeline, fund inflows and outflows, and liquidity. Much of the Fund is currently positioned towards the hard-equipment providers in the telecom/datacom and semiconductor industries.

Looking Ahead

The Fund will continue to rigorously research potential holdings and monitor them to help ensure that they meet our expectations. While the management team anticipates that market volatility could cause continued contraction in the number of companies coming to market, it has also been able to find many attractive opportunities in cutting-edge companies with tremendous potential.

Past performance is not indicative of future returns. IPO and emerging company shares involve a higher degree of risk not normally associated with offerings of more seasoned companies.

H&Q IPO & EMERGING COMPANY FUND
As of September 30, 2000 (Unaudited)

Percentage of Total Portfolio Investments

[Graphic representation of a pie chart]

Top Ten Equity Holdings of the Portfolio

1. Redback Networks, Inc. (4.2%)

A leading provider of advanced networking systems that enable carriers, cable operators and service providers to rapidly deploy high-speed access to the Internet and corporate networks.

2. Extreme Networks, Inc. (3.9%)

A leading provider of a next generation of switching solutions that meet the increasing needs of enterprise local area networks, Internet service providers and content providers.

3. Turnstone Systems (3.7%)

Provides hardware and software products that allow local exchange carriers to rapidly deploy and efficiently maintain Digital Subscriber Line (DSL) services.

4. GlobeSpan, Inc. (2.5%)

GlobeSpan helps data along the DSL trail. Its integrated circuits--incorporated into modem-related digital subscriber line equipment--speed data transmissions over existing copper wire telephone networks.

5. TIBCO Software, Inc. (2.4%)

A provider of e-business infrastructure software products which enable business-to-business, business-to-consumer and business-to-employee solutions.

6. Embarcadero Technologies, Inc. (2.3%)

The company sells software used to build, deploy, and manage the enterprise and e-commerce databases of large corporations. Its primary product, DBArtisan, works with software from a variety of database vendors and across multiple operating and hardware systems.

7. Intersil Holding Corp. (2.1%)

Makes discrete semiconductors and integrated circuits (ICs) for the automotive, communications, computing, industrial, and space and defense markets. Products include analog and linear ICs, microcontrollers and switches.

8. Next Level Communication, Inc. (1.9%)

Technology leader in ATM/IP optical transport, networking and interactive DSL broadband systems for the delivery of voice, data and video services for communications companies.

9. Virata Corp. (1.7%)

The company makes chips for digital subscriber line equipment, which enables phone companies to offer high-speed networking over copper phone lines. Its ATOM family of application-specific standard products and its Proton line of application-specific integrated circuits are used in such networking devices as PC and cable modems, gateways and routers.

10. Brocade Communications Systems, Inc. (1.7%)

Provides fiber channel switching solutions for storage area networks, which apply the benefits of a networked approach to the connection of computer storage systems and servers.


Top 10 equity holdings comprised 26.4% of the Portfolio's market value of investments. Portfolio holdings are subject to change at any time. Portfolio descriptions are derived from www.hoovers.com and have not been verified by the Fund.

H&Q IPO & EMERGING COMPANY FUND
As of September 30, 2000 (Unaudited)

Total Returns

                                   Since
                               Inception
                              (10/29/99)
--------------------------------------------
  Class A Shares
   without sales charge           25.12%
   with sales charge              18.26%
--------------------------------------------
  Class B Shares
   without sales charge           24.31%
--------------------------------------------
  Common Shares                   25.01%
--------------------------------------------

Maximum front-end sales charge for Class A Shares: 5.5%, maximum contingent deferred sales charge for Class B Shares: 5%, for the period since inception. Class A Shares are also subject to a deferred sales charge.


Growth of a $10,000 investment (10/29/99 to 9/30/00)

[Graphic representation of a mountain chart]

Source: Lipper Analytical Services. Past performance, particularly short-term performance, is not indicative of future results. Investment return and principal value will fluctuate so that shares, when redeemed, may be worth more or less than their original cost.

Chart illustrates comparative performance of $10,000 (Class A), assumes reinvestment of all distributions and includes a 5.5% sales charge. Performance of the unmanaged indices does not include sales charges, but includes reinvestment of all distributions. The Russell 2000 Index tracks the shares of 2000 small-capitalization companies. The NASDAQ 100 Index includes 100 stocks of the largest companies traded in the NASDAQ Stock Market.

-----------------------------------------------------------------------
       H&Q IPO & EMERGING COMPANY FUND
       Portfolio of Investments
-----------------------------------------------------------------------

       As of September 30, 2000

                                                          Value
  Shares       Description                            (in Thousands)
-----------------------------------------------------------------------
Long-Term Investments
-----------------------------------------------------------------------
               Common Stock -- 90.00%
               ----------------------
               Aerospace/Defense -- 0.46%
   125,800     Innovative Solutions and Support, Inc.    $ 2,154

               Applications Software -- 2.96%
   205,000     Embarcadero Technologies, Inc.             10,634
    51,200     Quest Software, Inc.                        3,178
                                                          ------
                                                          13,812
               Banks -- 0.08%
    75,000     American Home Mortgage Holdings, Inc.         394

               Biotechnology -- 1.61%
    70,000     Charles River Laboratories, Inc.            2,380
    50,100     Diversa Corp.                               1,346
    18,500     Maxygen, Inc.                                 960
    67,100     Sequenom, Inc.                              2,818
                                                          ------
                                                           7,504
               Cellular Telecommunication -- 0.77%
   170,600     GoAmerica, Inc.                             1,509
   220,000     US Unwired, Inc.                            2,090
                                                          ------
                                                           3,599
               Chemicals -- 0.43%
    46,200     Symyx Technologies                          2,004

               Commercial Services -- 1.34%
   248,600     Convergent Group Corp.                      1,181
   132,500     I-many, Inc.                                2,642
    41,900     Wireless Facilities, Inc.                   2,414
                                                          ------
                                                           6,237
               Computer Aided Design -- 0.50%
    80,200     Numerical Technologies, Inc.                2,306

               Computer Data Security -- 1.15%
   189,200     SonicWALL, Inc.                             5,392

               Computer Graphics -- 1.20%
    68,300     NVIDIA Corp.                                5,588

               Computer Peripheral Equipment -- 1.03%
   192,500     Mobility Electronics, Inc.                  1,745
   212,700     SmartDisk Corp.                             3,058
                                                          ------
                                                           4,803
               Computer Services -- 0.81%
    75,200     Cognizant Technology Solutions Corp.        2,933
   131,700     PEC Solutions, Inc.                           856
                                                          ------
                                                           3,789
               Computers-Integrated Systems -- 5.88%
    33,300     Brocade Communications Systems, Inc.        7,863
   118,400     Redback Networks, Inc.                     19,499
                                                          ------
                                                          27,362
               Computers-Mini -- 1.30%
   113,916     Palm, Inc.                                  6,030

               Electric -- 0.27%
    40,000     Southern Energy, Inc.                       1,255

               Electronic Components -- 19.79%
   231,300     Axcelis Technologies, Inc.                  2,703

                       See notes to financial statements.

H&Q IPO & EMERGING COMPANY FUND
Portfolio of Investments (Continued)

As of September 30, 2000

                                                              Value
  Shares      Description                                 (in Thousands)
---------------------------------------------------------------------------
Long-Term Investments -- Continued
---------------------------------------------------------------------------
              Electronic Components -- (Continued)
    57,800    Exar Corp.                                     $ 6,994
   195,900    Fairchild Semiconductor International Corp.      5,510
    94,300    GlobeSpan, Inc.                                 11,505
   290,600    inSilicon Corp.                                  4,214
   180,800    Integrated Circuit System                        3,345
   192,000    Intersil Holding Corp.                           9,576
    64,700    OmniVision Technologies, Inc.                    2,341
   282,700    ON Semiconductor Corp.                           3,057
    34,881    PMC-Sierra, Inc.                                 7,508
   375,000    QuickLogic Corp.                                 6,164
   167,900    Rudolph Technologies, Inc.                       5,614
   181,800    Sage, Inc.                                       1,602
   161,800    Silicon Image, Inc.                              4,005
   166,300    Three-Five Systems, Inc.                         4,864
   125,000    TTM Technologies, Inc.                           2,906
   128,200    Tvia, Inc.                                       2,292
   120,300    Virata Corp.                                     7,955
                                                              ------
                                                              92,155
              Fiber Optics -- 3.93%
    46,600    Avanex Corp.                                     5,007
    31,100    Corvis Corp.                                     1,911
   113,500    Finisar Corp.                                    5,483
    19,200    New Focus, Inc.                                  1,517
    40,700    Sycamore Networks, Inc.                          4,385
                                                              ------
                                                              18,303
              Health Care -- 0.26%
    96,300    Aspect Medical Systems, Inc.                     1,192

              Instruments-Controls -- 1.17%
   189,200    Therma-Wave, Inc.                                5,439

              Insurance -- 2.07%
   172,000    John Hancock Financial Services, Inc.            4,622
   191,100    Metlife, Inc.                                    5,004
                                                              ------
                                                               9,626
              Internet Content -- 0.61%
    41,900    NetCreations, Inc.                                 448
   146,600    ScreamingMedia, Inc.                             1,374
    45,000    Vastera, Inc.                                      996
                                                              ------
                                                               2,818
              Internet Software -- 12.88%
    40,400    ARIBA, Inc.                                      5,787
     2,500    @Road, Inc.                                         18
    87,300    C-Bridge Internet Solutions                      1,659
    48,400    CacheFlo, Inc.                                   6,921
   100,000    CareScience, Inc.                                  287
    42,400    Centillium Communication, Inc.                   4,060
    50,800    Clarent Corp.                                    1,997
    66,100    Digex, Inc.                                      3,098
    37,800    Exodus Communications, Inc.                      1,869
   142,000    F5 Networks, Inc.                                4,828
   248,400    Integrated Information Systems, Inc.             1,110
    63,600    Internap Network Services Corp.                  2,051
   176,286    Internet Pictures Corp.                            959

                       See notes to financial statements.

H&Q IPO & EMERGING COMPANY FUND
Portfolio of Investments (Continued)

As of September 30, 2000

                                                          Value
  Shares       Description                           (in Thousands)
---------------------------------------------------------------------------
Long-Term Investments -- Continued
---------------------------------------------------------------------------
               Internet Software -- (Continued)
    65,200     Niku Corp.                                $ 1,585
    28,300     RealNetworks, Inc.                          1,125
   130,200     TIBCO Software, Inc.                       10,986
    67,000     ValueClick, Inc.                              435
   131,700     Versata, Inc.                               3,457
    80,000     VIA NET.WORKS, Inc.                           770
    67,200     Vitria Technology, Inc.                     3,133
    64,200     Watchguard Technologies, Inc.               3,848
                                                          ------
                                                          59,983
               Miscellaneous Manufacturing -- 0.41%
    50,000     CoorsTek, Inc.                              1,900

               Network Software -- 6.05%
   157,700     Extreme Networks, Inc.                     18,057
    29,800     OPNET Technologies, Inc.                    1,132
   200,300     Packeteer, Inc.                             7,599
    73,400     Talarian Corp.                              1,404
                                                          ------
                                                          28,192
               Networking Products -- 8.01%
    34,900     Juniper Networks, Inc.                      7,643
   347,800     Lantronix, Inc.                             3,304
    88,300     Network Engines, Inc.                       3,615
    15,400     ONI Systems Corp.                           1,329
    30,000     Paradyne Networks, Inc.                       161
   120,700     Stratos Lightwave, Inc.                     3,908
   376,100     Turnstone Systems, Inc.                    17,348
                                                          ------
                                                          37,308
               Oil & Gas Producers -- 0.34%
    73,000     Chilies Offshore, Inc.                      1,579

               Oil & Gas Services -- 0.75%
   402,000     Natco Group, Inc. - A                       3,492

               Packaging & Containers -- 0.51%
   216,600     Packaging Corp. of America                  2,396

               Pharmaceuticals -- 1.20%
    46,600     First Horizon Pharmaceutical Corp.            833
    41,700     Inspire Pharmaceuticals, Inc.               1,248
    21,300     Ista Pharmaceuticals, Inc.                    306
   165,300     OraPharma, Inc.                             2,128
    55,000     Pain Therapeutics, Inc.                     1,086
                                                          ------
                                                           5,601
               Printers & Related Products -- 0.42%
   221,500     T/R Systems, Inc.                           1,952

               Retail -- 0.62%
   103,100     California Pizza Kitchen, Inc.              2,880

               Superconductor Products & Systems -- 0.12%
    11,000     American Superconductor Corp.                 542

                       See notes to financial statements.

H&Q IPO & EMERGING COMPANY FUND
Portfolio of Investments (Continued)

As of September 30, 2000

                                                               Value
  Shares       Description                                (in Thousands)
---------------------------------------------------------------------------
    Long-Term Investments -- Continued
---------------------------------------------------------------------------
                Telecommunication Equipment -- 6.38%
     25,000     Accelerated Networks, Inc.                  $    419
     82,300     Advanced Fibre Communications, Inc.            3,122
     25,100     Efficient Networks, Inc.                         940
    135,300     Next Level Communications, Inc.                8,947
    100,000     Peco II, Inc.                                  4,613
     14,800     Sonus Networks, Inc.                           1,870
     61,000     Stanford Microdevices, Inc.                    3,271
     89,700     Sunrise Telecom, Inc.                          2,579
     20,000     Tollgrade Communications, Inc.                 2,775
     13,500     Tut Systems, Inc.                              1,164
                                                            --------
                                                              29,700
                Telecommunication Services -- 2.74%
     23,900     Copper Mountain Networks, Inc.                   899
    219,900     IBASIS, Inc.                                   3,505
    101,000     Inet Technologies, Inc.                        2,916
     62,700     LCC International, Inc.                          909
     58,000     Lexent, Inc.                                   1,740
     62,500     o2wireless Solutions, Inc.                     1,207
    218,400     Z-Tel Technologies, Inc.                       1,583
                                                            --------
                                                              12,759
                Transportation -- 1.04%
     85,500     United Parcel Service, Inc.*                   4,820
                Wireless Equipment -- 0.91%
    115,900     SpectraLink Corp.                              1,094
     89,300     Triton Network Systems, Inc.                   1,178
     65,000     Vyyo, Inc.                                     1,950
                                                            --------
                                                               4,222
---------------------------------------------------------------------------
                Total Long-Term Investments
                (Cost $410,546)                              419,088
---------------------------------------------------------------------------
   Short-Term Investments -- 10.00%
---------------------------------------------------------------------------
                Money Market Funds -- 7.88%
                ---------------------------
 18,349,543     Provident Institutional Funds --
                Temp Cash Fund*                               18,350
 18,349,543     Provident Institutional Funds --
                Temp Fund*                                    18,350
                                                            --------
                                                              36,700
 Principal
  Amount
                U.S. Treasury Bills -- 2.12%
                ----------------------------
$10,000,000     U.S. Treasury Bills 5.905% 12/14/00*           9,879
-------------------------------------------------------------------------------
                Total Short-Term Investments                  46,579
                (Cost $46,576)
-------------------------------------------------------------------------------
                Total Investments -- 100.00%                $465,667
                (Cost $457,122)
-------------------------------------------------------------------------------

* All securities were non-income producing except those noted


                       See notes to financial statements.

-------------------------------------------------------------------------
    H&Q IPO & EMERGING COMPANY FUND
    STATEMENT OF ASSETS AND LIABILITIES September 30, 2000
-------------------------------------------------------------------------

(Amounts in Thousands, Except Per Share Amounts)
-------------------------------------------------------------------------

   ASSETS:
   Investments, at value (cost $457,122) (Note 1).........  $465,667
   Other Assets ..........................................        27
   Receivables:
    Investments sold .....................................     8,418
    Fund shares sold .....................................       414
    Dividends ............................................       198
-------------------------------------------------------------------------
       Total Assets ......................................   474,724
-------------------------------------------------------------------------
   LIABILITIES:
   Payables:
    Fund shares redeemed .................................     2,310
    Investments Purchased ................................     7,274
   Accrued liabilities: (Note 2)
    Investment Advisory fees .............................       255
    Distribution fees ....................................       179
    Shareholder Servicing fees ...........................        34
    Other ................................................       230
-------------------------------------------------------------------------
       Total Liabilities .................................    10,282
-------------------------------------------------------------------------
   NET ASSETS:
    Paid in capital ......................................   456,095
    Accumulated net realized loss on investments and
     futures transactions ................................      (198)
    Net unrealized appreciation on investments ...........     8,545
-------------------------------------------------------------------------
       Total Net Assets ..................................  $464,442
-------------------------------------------------------------------------
   Shares of beneficial Interest
   outstanding ($.001 par value;
   unlimited number of shares
   authorized)
    Class A Shares .......................................     2,668
    Class B Shares .......................................     1,999
    Common Shares ........................................    32,487
   NET ASSET VALUE
    Class A Shares (and redemption price)* ...............  $  12.51
    Class B Shares* ......................................  $  12.43
    Common Shares (and redemption price) .................  $  12.50
   Class A Maximum Public
   Offering Price Per Share
   (net asset value per share/94.50%) ....................  $  13.24
-------------------------------------------------------------------------

* Redemption price may be reduced by contingent deferred sales charge

                       See notes to financial statements.

-------------------------------------------------------------------------
    H&Q IPO EMERGING COMPANY FUND
    STATEMENT OF OPERATIONS October 29, 1999* through September 30, 2000
- -------------------------------------------------------------------------

(Amounts in Thousands)
- -------------------------------------------------------------------------

   INVESTMENT INCOME:
    Dividends ............................................    $1,309
    Interest .............................................     1,109
-------------------------------------------------------------------------
       Total investment income ...........................     2,418
-------------------------------------------------------------------------
   EXPENSES: (NOTE 2)
    Investment advisory fees .............................     3,236
    Distribution fees
     Class A Shares ......................................        93
     Class B Shares ......................................       238
     Common Shares .......................................     1,116
    Transfer agency fees .................................       248
    Shareholder servicing fees ...........................       443
    Custodian fees .......................................        80
    Administration and accounting ........................       450
    Professional fees ....................................        71
    Registration fees ....................................       182
    Trustees' fees and expenses ..........................        18
    Printing and postage .................................        15
    Other expenses .......................................        50
-------------------------------------------------------------------------
       Total expenses ....................................     6,240
-------------------------------------------------------------------------
    Less: Expenses waived ................................       (26)
    Net expenses .........................................     6,214
-------------------------------------------------------------------------
       Net investment loss ...............................    (3,796)
-------------------------------------------------------------------------
   REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
    Net realized gain (loss) on:
     Investments .........................................    (6,350)
     Futures transactions ................................     7,981
    Change in net unrealized appreciation/depreciation
    of investments .......................................     8,545
-------------------------------------------------------------------------
    Net realized and unrealized gain on investments ......    10,176
-------------------------------------------------------------------------
   INCREASE IN NET ASSETS RESULTING FROM OPERATIONS ......    $6,380
-------------------------------------------------------------------------

* Commencement of operations

                       See notes to financial statements.

-------------------------------------------------------------------------
   H&Q IPO EMERGING COMPANY FUND
   STATEMENT OF CHANGES IN NET ASSETS
   October 29, 1999* through September 30, 2000
-------------------------------------------------------------------------

   (Amounts in Thousands)
-------------------------------------------------------------------------

   INCREASE (DECREASE) IN NET ASSETS
   OPERATIONS:
     Net investment loss .................................  $ (3,796)
     Net realized gain on investments ....................     1,631
     Change in net unrealized appreciation of investments      8,545
-------------------------------------------------------------------------
       Increase in net assets resulting from operations ..     6,380
-------------------------------------------------------------------------
   DISTRIBUTIONS TO SHAREHOLDERS FROM NET INVESTMENT INCOME:
     Class A .............................................        (2)
     Class B .............................................        --
     Common shares .......................................        (7)
   DISTRIBUTIONS TO SHAREHOLDERS FROM NET REALIZED GAINS ON
   INVESTMENT TRANSACTIONS:
     Class A .............................................        (3)
     Class B .............................................        (2)
     Common shares .......................................       (37)
-------------------------------------------------------------------------
       Total distributions to shareholders ...............       (51)
-------------------------------------------------------------------------
   Increase from capital share transactions (Note 4) .....   458,013
-------------------------------------------------------------------------
     Total increase in net assets ........................   464,342
   NET ASSETS
    Beginning of period ..................................       100
-------------------------------------------------------------------------
    End of period ........................................  $464,442
-------------------------------------------------------------------------

* Commencement of operations


                       See notes to financial statements.

--------------------------------------------------------------------------------
    H&Q IPO & EMERGING COMPANY FUND
    NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. Organization and Significant Accounting Policies

Hambrecht & Quist Fund Trust (the "Trust") was organized as a Delaware Business Trust, and is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end management investment company. The H&Q IPO & Emerging Company Fund (the "Fund") is a separate series of the Trust. The Fund offers three classes of shares, Class A shares are sold with a front end sales charge, Class A and Class B shares may be subject to a contingent deferred sales charge and Common shares are offered without any sales charges. All classes of shares have equal rights to earnings, assets, and voting privileges except that each class may bear different distribution fees and each class has exclusive voting rights with respect to its distribution plan.

The following is a summary of significant accounting policies followed by the
Fund:

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

   A. Valuation of investments -- Equity securities are valued at the last quoted sales price on the exchange on which such securities are principally traded, if a sale price is not available the securities are valued at the mean between the most recent bid and ask prices. Securities traded in the over the counter market are valued at the last bid price. Exchange traded futures contracts are valued at the closing settlement price on the exchange on which they are primarily traded; in the absence of such a price the most recent bid price is used or the last available closing settlement price if no bid price is available that day. Short term debt securities with 61 days or more to maturity at the time of purchase are valued, through the 61st day prior to maturity, at market value based upon quotations obtained from market makers or other appropriate sources; thereafter, the value on the 61st day is amortized on a straight-line basis over the remaining number of days to maturity. Short-term investments with 60 days or less to maturity at the time of purchase are valued at amortized cost which approximates market. Portfolio securities for which there are no such quotations or valuations are valued at fair value as determined in good faith by or at the direction of the Trustees.

   B. Repurchase Agreements -- It is the Fund's policy that repurchase agreements are fully collateralized by U.S. Treasury and Government Agency securities. All collateral is held by the Fund's custodian bank, or a bank with which the custodian bank has entered into a subcustodian agreement, or is segregated in the Federal Reserve Book Entry System. In connection with transactions in repurchase agreements, if the seller defaults and the value of the collateral declines, or if the seller enters an insolvency proceeding, realization of the collateral by the Fund may be delayed or limited.

H&Q IPO & EMERGING COMPANY FUND

   C. Futures contracts -- When the Fund enters into a futures contract, it makes an initial margin deposit in a segregated account, either in cash or liquid securities. Thereafter, the futures contract is marked to market and the Fund makes (or receives) additional cash payments daily to (or from) the broker. Changes in the value of the contract are recorded as unrealized appreciation/depreciation until the contract is closed or settled.

   When the Fund is not fully invested in the securities market, it may enter into "long" positions in futures contracts in order to gain rapid market exposure that may in part or entirely offset increases in the cost of securities intended for purchase.

   Use of long futures contracts subjects the Fund to risk of loss in excess of amounts shown on the Statement of Assets and Liabilities up to the amount of the notional value of the futures contracts.

   The Fund may enter into futures contracts only on exchanges or boards of trade. The exchange or board of trade acts as the counterparty to each futures transaction, therefore, the Fund's credit risk is limited to failure of the exchange or board of trade.

   At September 30, 2000, the Fund had no outstanding futures contracts.

   D. Security transactions and investment income -- Investment transactions are accounted for on the trade date (the date the order to buy or sell is executed). Securities gains and losses are calculated on the identified cost basis. Interest income is determined on the basis of coupon interest accrued adjusted for amortization of premiums and accretion of discounts. Dividend income is recorded on the ex-dividend date.

   E. Federal income taxes -- The Fund is treated as a separate taxable entity for Federal income tax purposes. The Fund's policy is to comply with the provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute to shareholders all of its distributable net investment income, and net realized gain on investments. In addition, the Fund intends to make distributions as required to avoid excise taxes. Accordingly, no provision for Federal income or excise tax is necessary.

   F. Distributions to shareholders -- Dividends and distributions paid to shareholders are recorded on the ex-dividend date. The amount of dividends and distributions from net investment income and net realized capital gains is determined in accordance with Federal income tax regulations, which may differ from generally accepted accounting principles. To the extent these "book/tax" differences are permanent in nature (i.e., that they result from other than timing of recognition--"temporary differences"), such amounts are reclassified within the capital accounts based on their Federal tax-basis treatment.

H&Q IPO & EMERGING COMPANY FUND

   The following amounts were reclassified within the capital accounts (in thousands):

                     Accumulated
                    undistributed/        Accumulated
                  (overdistributed)      net realized
      Paid-in       net investment        gain (loss)
      capital          income           on investments
---------------------------------------------------------------
     $(2,018)          $3,805              $(1,787)

   The reclassifications primarily relate to the character for tax purposes of current year net operating losses and non-deductible expenses.

   G. Expenses -- In calculating net asset value per share of each class, investment income, realized and unrealized gains and losses and expenses other than class specific expenses, are allocated daily to each class of shares based upon the proportion of net assets of each class at the beginning of each day.

2. Fees and Other Transactions with Affiliates

A. Investment advisory fee -- Pursuant to a separate investment advisory agreement, Hambrecht & Quist Fund Management, LLC ("HQFM") acts as the Investment Advisor to the Funds. HQFM is an indirect wholly-owned subsidiary of The Chase Manhattan Corporation ("Chase"). As Investment Advisor, HQFM supervises the investments of the Fund and for such services is paid a fee. The fee is computed daily and paid monthly at an annual rate equal to 0.65% of the average daily net assets.

    Symphony Asset Management, LLC. ("Symphony"), a registered investment advisor, is the investment sub-advisor to the Fund, pursuant to an investment sub-advisory agreement between Symphony and HQFM. Symphony is entitled to receive a fee, payable by HQFM at an annual rate equal to 0.35% of the Fund's average daily net assets not in excess of $100 million and 0.375% of such assets in excess of $100 million.

B. Distribution fees -- Pursuant to a Distribution Agreement, Chase Securities Inc. ("CSI"), a wholly owned subsidiary of Chase, is the Fund's distributor and promotes and arranges for the sale of the Fund's shares. The Trustees have adopted distribution plans for share Classes A, B and Common of the Fund in accordance with Rule 12b-1 under the 1940 Act. The distribution plan provides that the Fund shall pay distribution fees at an annual rate not to exceed .30%, 1.00% and .25% for share Class A, B and Common, respectively, of the average daily net assets of each class of shares.

    Distributors received net commissions from sales of the Fund's shares and received contingent deferred sales charges of $70 and $196, respectively (in thousands).

H&Q IPO & EMERGING COMPANY FUND

C. Shareholder servicing fees--The Trust on behalf of the Common Class of the Fund may obtain services of one or more sub transfer agents. For their services, the sub transfer agents receive a fee that is computed daily and paid monthly at an annual rate up to .10% of the average daily net assets of the common shares of the Fund.

D. Other--Certain officers of the Trust are officers of Chase or of its subsidiaries.

E. Waiver fees--For the year ended September 30, 2000, the Fund's Transfer Agent voluntarily waived $26 (in thousands).

3.  Investment Transactions

For the period October 29, 1999 (commencement of operations) to September 30, 2000, purchases and sales of investments (excluding short-term investments) were as follows (in thousands):

    Purchases ...................  $1,106,754
    Proceeds from sales.........   $  689,916

4.  Capital Share Transactions

Transactions in capital shares for the period October 29, 1999 (commencement of operations) to September 30, 2000 were as follows (in thousands):

                                                               Shares    Dollars
--------------------------------------------------------------------------------
    Class A Shares
      Sold ..............................................    3,087    $ 39,191
      Reinvested ........................................       --           4
      Redeemed ..........................................      429       5,816
--------------------------------------------------------------------------------
          Net Increase ..................................    2,658    $ 33,379
--------------------------------------------------------------------------------
    Class B Shares
      Sold ..............................................    2,324    $ 28,201
      Reinvested ........................................       --           2
      Redeemed ..........................................      325       4,059
--------------------------------------------------------------------------------
          Net Increase ..................................    1,999    $ 24,144
--------------------------------------------------------------------------------
    Common Shares
      Sold ..............................................   51,794    $659,648
      Reinvested ........................................        3          44
      Redeemed ..........................................   19,310     259,202
--------------------------------------------------------------------------------
          Net Increase ..................................   32,487    $400,490
--------------------------------------------------------------------------------
    Total increase in capital share transactions.........   37,144    $458,013
                                                            ======    ========

Prior to the commencement of operations on October 29, 1999 the Fund sold 10,000 Class A shares to Hambrecht & Quist California, the parent company of Hambrecht & Quist Fund Management, LLC (the "Adviser").

H&Q IPO & EMERGING COMPANY FUND

5. Federal Income Tax Matters

For Federal income tax purposes, the cost and unrealized appreciation (depreciation) in value of the investment securities at September 30, 2000 are as follows (in thousands):

                        Gross            Gross
                      unrealized      unrealized     Net unrealized
  Aggregate Cost     appreciation    depreciation     appreciation
--------------------------------------------------------------------------
    $462,057            $96,895       $(93,285)         $3,610
--------------------------------------------------------------------------

6. At September 30, 2000, substantially all of the Fund's net assets consist of securities of issuers which have been initially offered to the public ("IPOs") or have been initiated within the last 18 months ("Emerging Company Shares"). Stock prices of IPOs and Emerging Company Shares can be highly volatile, due to the absence of a prior public market, the final number of shares available for trading, or political or economic news regarding the company.

-------------------------------------------------------------------------------
     H&Q IPO & EMERGING COMPANY FUND
     FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------

                                                                                          Common
                                                  Class A          Class B                Shares
----------------------------------------------------------------------------------------------------
                                                 10/29/99**       10/29/99**            10/29/99**
                                                  Through          Through               Through
Per share operating performance                   9/30/00          9/30/00               9/30/00
----------------------------------------------------------------------------------------------------
Net asset value--beginning of period ..........   $ 10.00          $ 10.00               $ 10.00
----------------------------------------------------------------------------------------------------
Income from Investment Operations
Net investment loss ...........................      (.09)            (.17)                 (.10)
Realized and unrealized gain on
  investments--net ............................      2.60             2.60                  2.60
----------------------------------------------------------------------------------------------------
  Total from investment operations ............      2.51             2.43                  2.50
----------------------------------------------------------------------------------------------------
Less distributions (*)
 Distributions from net investment
  income ......................................        --               --                    --
 Distributions from capital gains .............        --               --                    --
----------------------------------------------------------------------------------------------------
  Total distributions .........................        --               --                    --
----------------------------------------------------------------------------------------------------
Net asset value, end of period ................   $ 12.51          $ 12.43              $  12.50
----------------------------------------------------------------------------------------------------
Total Return(1) ...............................     25.12%           24.31%                 25.01%
Ratios/supplemental data:
Ratios to average net assets:#
Expenses--net .................................      1.16%            1.86%                  1.21%
Expenses before waiver ........................      1.20%            1.91%                  1.21%
Investment loss--net ..........................      (.68%)          (1.38%)                (.73%)
Portfolio turnover rate .......................    146.63%          146.63%               146.63%
Net Assets, end of the period (000's) .........   $33,375          $24,854              $406,213
----------------------------------------------------------------------------------------------------

**  Commencement of operations
(1) Total return figures do not include the effect of any front end sales load (not annualized)
#   Annualized
*   Amounts are less than $.01 per share

--------------------------------------------------------------------------------
     REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

     To the Trustees and Shareholders of
     H&Q IPO & Emerging Company Fund

     In our opinion, the accompanying statements of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of H&Q IPO & Emerging Company Fund (the "Fund") at September 30, 2000, and the results of its operations, the changes in its net assets and the financial highlights for the period October 29, 1999 (commencement of operations) through September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at September 30, 2000 by correspondence with the custodian and brokers, provides a reasonable basis for our opinion.


     PricewaterhouseCoopers LLP
     1177 Avenue of the Americas
     New York, New York
     10036 November 3, 2000

--------------------------------------------------------------------------------

H&Q IPO & EMERGING COMPANY FUND   ANNUAL REPORT

--------------------------------------------------------------------------------

Investment Adviser                      H&Q IPO & Emerging Company
                                        Fund is distributed by Chase Securities
Hambrecht & Quist Fund                  Inc., which is an indirect, wholly-owned
Management, LLC, a subsidiary of        subsidiary of The Chase Manhattan
The Chase Manhattan Corporation         Corporation. Chase and its respective
                                        affiliates receive compensation from the
Investment                              Sub-Adviser Fund for providing
                                        investment advisory and other services.
Symphony Asset Management, LLC
                                        This report is submitted for the general
Distributor                             information of the shareholders of
                                        the Fund. It is not authorized for
Chase Securities Inc.                   distribution to prospective investors
                                        in the Fund unless preceded or
Administrator and Transfer Agent        accompanied by a prospectus.

PFPC, Inc.                              To obtain a prospectus call
                                        1-877-613-7975. The prospectus
Custodian                               contains more complete information,
                                        including charges and expenses.
PFPC                                    Trust Company Please read it carefully
                                        before you invest or send money.
Legal Counsel

Howard, Rice, Nemerovski, Canady,
Falk & Rabkin

Independent Accountants

PricewaterhouseCoopers LLP